Exhibit 10(iii)A(54)

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT “(Agreement”) is made as of this 28th day of March, 2018, by and between Acuity Brands, Inc. (the “Company”) and Karen J. Holcom (the “Executive”).
WHEREAS, Executive is a key management employee of the Company; and
WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation; and
WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a Change in Control and to ensure Executive’s continued dedication and efforts in such event without undue concern for Executive’s personal financial and employment security; and
WHEREAS, in order to continue to induce the Executive to provide services to the Company (including its subsidiary corporations), particularly in the event of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event Executive’s employment is terminated as a result of, or in connection with, a Change in Control and to provide the Executive with certain other benefits whether or not the Executive’s employment is terminated; and
WHEREAS, this Agreement is not intended to provide for the deferral of compensation within the meaning of Section 409A of the Code, but rather, is intended to satisfy the short-term deferral exemption under Treasury Regulation (“Treas. Reg.”) §1.409A-1(b)(4) in tandem with the separation pay exemption under Treas. Reg. §1.409A-1(b)(9); and
NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.	Term of Agreement.
1.1.This Agreement shall commence on the date hereof and shall continue unless or until terminated as provided herein. This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates. Executive’s employment is considered employment at will, subject to Executive’s right to receive payments and benefits upon certain terminations of employment as provided below.
1.2.Each place in this Agreement where a reference to the “Company” appears that relates to the Executive’s employment, restrictive covenants, termination of employment, or performing services, including the definitions of “Cause” and “Good Reason,” such reference shall mean and include any subsidiary of the Company which is the primary service recipient of the Executive’s services. Further, in each place where this Agreement refers to a benefit plan or program, payment of compensation, compensation arrangement or other similar plan or program maintained by the Company, such reference shall include any plan, program or arrangement maintained or established by a subsidiary of the Company. Notwithstanding the foregoing, the references in the definition of “Change in Control,” and similar references to changes in ownership and control of the Company shall mean and refer only to Acuity Brands, Inc., a Delaware corporation.

Exhibit 10(iii)A(54)

2.Definitions.
2.1.Cause. For purposes of this Agreement, “Cause” shall mean a reasonable determination by the Company that the Executive (a) intentionally and continually failed to substantially perform Executive’s duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed to substantially perform, or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise or was convicted of a misdemeanor or felony involving moral turpitude; provided, however that Executive shall not be considered to be terminated for Cause unless the Board has duly adopted a resolution finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct set forth in clauses (a) or (b) and Executive has been provided written notice of the adoption of such resolution. No act, nor failure to act, on the Executive’s part, shall be considered “intentional” unless he has acted, or failed to act, with a lack of good faith and without a reasonable belief that Executive’s action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.
2.2.Change in Control. For purposes of this Agreement, a “Change in Control” shall mean any of the following events:
a.The acquisition (other than from the Company in an acquisition that is approved by the Incumbent Board) by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities; or
b.The individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or
c.Consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation;
d.Consummation of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company; or
e.The stockholders of the Company approve the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (c) or (d) above.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 2.2(a), solely because thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion

Exhibit 10(iii)A(54)

as their ownership of stock in the Company immediately prior to such acquisition (hereinafter referred to as “Related Persons”).
2.3.Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.
2.4.Company’s Business. For purposes of this Agreement, “Company’s Business” means the design, manufacture, installation, servicing, and/or sale of one or more of the following and any related products and/or services: lighting fixtures and systems; lighting control components and systems (including but not limited to dimmers, switches, relays, programmable lighting controllers, sensors, timers, and range extenders for lighting and energy management and other purposes); building management and/or control systems; commercial building lighting controls; intelligent building automation and energy management technologies, products, software and solutions with respect to HVAC systems and HVAC controls and sensors; motorized shading and blind controls; building security and access control and monitoring for fire and life safety; emergency lighting fixtures and systems (including but not limited to exit signs, emergency light units, inverters, back-up power battery packs, and combinations thereof); battery powered and/or photovoltaic lighting fixtures; electric lighting track units; hardware for mounting and hanging electrical lighting fixtures; aluminum, steel and fiberglass fixture poles for electric lighting; light fixture lenses; sound and electromagnetic wave receivers and transmitters; flexible and modular wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings); LED drivers and other power supplies; daylighting systems including but not limited to prismatic skylighting and related controls; organic LED products and technology; medical and patient care lighting devices and system; indoor positioning products and technology; sensor based information networks; distributed software services; and any wired or wireless communications and monitoring hardware or software related to any of the above.
2.5.Confidential Information. For purposes of this Agreement, “Confidential Information” means:
a.Data and information relating to the Company’s Business; disclosed to Executive or of which Executive became aware of as a consequence of Executive's relationship with the Company; having value to the employer; not generally known to the competitors for the employer; and which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information For purposes of this Agreement, subject to the foregoing, and according to terminology commonly used by the Company, the Company’s Confidential Information shall include, but not be limited to, information pertaining to: (1) business opportunities; (2) data and compilations of data relating to the Company’s Business; (3) compilations of information about, and communications and agreements with, customers and potential customers of the Company; (4) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by Executive in furtherance of Executive’s duties with the Company; (5) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (6) compilations of information about the Company’s employees and independent contracting consultants; (7) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (8) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (9) the Company’s marketing strategies and compilations of marketing data; (10) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s Business; (11) any information concerning services requested and services performed on behalf of customers of the Company, including planned products or services; and (12) the Company’s research and development records and data. Confidential Information also includes any summary, extract or analysis of such information

Exhibit 10(iii)A(54)

together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential.
b.Confidential Information shall not include:
i.Information generally available to the public other than as a result of improper disclosure by Executive;
ii.Information that becomes available to Executive from a source other than the Company (provided Executive has no knowledge that such information was obtained from a source in breach of a duty to the Company);
iii.Information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process; and/or
iv.Information obtained in filings with the Securities and Exchange Commission.
2.6.Covered Period. For purposes of this Agreement, “Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the twenty-four month anniversary of the occurrence of the Change in Control. The Covered Period shall also include the six-month period before the occurrence of the Change in Control if a Qualifying Termination occurs during such period at the request of a Third Party in anticipation of the Change in Control and the Change in Control occurs.
2.7.Customers. For purposes of this Agreement, “Customers” means those entities and/or individuals who are customers of the Company and/or its affiliates with respect to which, within the two-year period preceding Executive’s Termination Date: (i) Executive had Material Contact on behalf of the Company; (ii) Executive acquired, directly or indirectly, Confidential Information or Trade Secrets as a result of Executive’s employment with the Company; and/or (iii) Executive exercised oversight or responsibility of subordinates who engaged in Material Contact on behalf of the Company
2.8.Disability. For purposes of this Agreement, “Disability” shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy covering the Executive, or in the absence of such plan or policy, a meaning consistent with Code Section 22(e)(3).
2.9.Good Reason. For purposes of this Agreement, “Good Reason” shall mean the Executive terminated his/her employment with the Company and its subsidiaries because, during the Covered Period, one or more of the following conditions arose and the Executive notified the Company of such condition within ninety (90) days of its occurrence and the Company did not remedy such condition within thirty (30) days:
a.a material diminution in the Executive’s authority, duties, or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from Executive’s status, title, position or responsibilities as in effect immediately prior thereto;
b.the Company’s requiring Executive to be based more than 50 miles from the primary workplace where Executive is based immediately prior to the Change in Control, except for reasonably required travel on the Company’s business which is not greater than such travel requirements prior to the Change in Control;
c.more than a ten percent (10%) reduction, which the parties agree is a material reduction, in Executive’s base salary below the level in effect immediately prior to the Change in Control; or
d.any material breach by the Company of any provision of this Agreement.
Any event or condition described in Section 2.9 which occurs during the Covered Period and which the Executive reasonably demonstrates was at the request of a third party who has indicated an intention or

Exhibit 10(iii)A(54)

taken steps reasonably calculated to effect a Change in Control (a “Third Party”), shall constitute Good Reason for purposes of this Agreement. The Executive’s right to terminate Executive’s employment pursuant to this Section 2.9 shall not be affected by Executive’s incapacity due to physical or mental illness.
2.10.Inventions. For purposes of this Agreement, “Inventions” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, and: (i) which relate directly to the business of the Company, or (ii) which result from any work performed by Executive or by Executive’s fellow employees for the Company, or (iii) for which equipment, supplies, facilities, Confidential Information or Trade Secrets of the Company or its affiliates are used, or (iv) which is developed on the Company’s time.
2.11.Material Contact. For purposes of this Agreement, “Material Contact” shall have the meaning set forth in O.C.G.A. § 13-8-51(10), which includes contact between an employee and each customer or potential customer: with whom or which the Executive dealt on behalf of the Company; whose dealings with the Company were coordinated or supervised by the Executive; about whom the Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company; or who receives products or services authorized by the Company, the sale or provision of which results of resulted in compensation, commissions, or earnings for the Executive within two years prior to the Executive’s Termination Date.
2.12.Sales Agent. For purposes of this Agreement, “Sales Agent” is any third-party agency, and/or its representatives, with which or whom the Company has contracted for the purpose of facilitating the sale of the Company’s products.
2.13.Termination Date. For purposes of this Agreement, “Termination Date” shall mean the date the Executive ceases employment with the Company and its subsidiaries and has incurred a “Separation from Service” as such is defined under Treas. Reg. § 1.409A-1(h) which means the termination of the Executive's employment with the Company for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive's employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A change in the Executive's employment status will not be considered a Separation from Service if:
a.the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or
b.the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).
For purposes of determining whether a termination of employment has occurred, a reference to the Company shall also be deemed a reference to any affiliate thereof within the contemplation of Code Sections 414(b) and 414(c).
2.14.Territory. For purposes of this Agreement, “Territory” means the United States. Executive acknowledges that the Company is licensed to do business and in fact does business in all fifty states in the

Exhibit 10(iii)A(54)

United States. Executive further acknowledges that the services he has performed and may continue to perform on behalf of the Company or its affiliates, including Executive Services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead affect the Company's activity within the entire United States. Specifically, Executive provides Executive Services on the Company's behalf, travels throughout the United States to attend Company meetings, visit Company factories and distribution centers, meet with Company agents and distributors, and attend trade shows. Accordingly, Executive agrees that these restrictions are reasonable and necessary to protect the Confidential Information, trade secrets, business relationships, and goodwill of the Company.
2.15.Trade Secrets. For purposes of this Agreement, “Trade Secrets” means Confidential Information constituting a trade secret under Georgia Law, O.C.G.A. §§ 10-1-760, et seq.
2.16. 1934 Act. For purposes of this Agreement, “1934 Act” means the Securities Exchange Act of 1934, as amended.
3.Termination of Employment.
3.1.If, during the term of this Agreement, the Executive’s employment with the Company shall be terminated during the Covered Period, the Executive shall be entitled to the following compensation and benefits depending upon the circumstances of such termination (in addition to any compensation and benefits provided for under any of the Company’s employee benefit plans, policies and practices):
a.If the Executive’s employment is terminated (1) by the Company for Cause, (2) due to Disability, (3) by reason of the Executive’s death, or (4) by the Executive other than for Good Reason, then the Company shall pay the Executive or his/her estate, as applicable, on the next regular payroll cycle following the Termination Date, all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay, and (iv) sick leave (collectively, “Accrued Compensation”). In addition to the foregoing, if the Executive’s employment is terminated by the Company for Disability or by reason of the Executive’s death, the Company shall pay to the Executive or his/her beneficiaries an amount equal to the “Pro Rata Bonus” (as hereinafter defined). The “Pro Rata Bonus” is an amount equal to the Bonus Amount (as hereinafter defined) multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365. The term “Bonus Amount” shall mean the greater of (x) the most recent annual bonus paid or payable to the Executive, or, (y) the annual bonus payable at the 100% target level of performance for the fiscal year during which the Termination Date occurs, or, if greater, for the fiscal year during which a Change in Control occurred or (z) the average of the annual bonuses paid or payable during the three full fiscal years ended prior to the Termination Date or, if greater, the three full fiscal years ended prior to the Change in Control (or, in each case, such lesser period for which annual bonuses were paid or payable to the Executive). Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect. In the event Executive becomes entitled to the Pro Rata Bonus under this Section 3.1 and also to a bonus under the Company’s incentive plan in connection with a Change in Control, Executive shall be entitled to receive whichever bonus amount is greater and Executive shall not receive a duplicate bonus pursuant to such Sections.
b.If during the Covered Period, the Executive’s employment with the Company is terminated (1) by the Company other than for Cause, or (2) by the Executive for Good Reason, the Executive shall be entitled to the following:
(1)    the Company shall pay the Executive all Accrued Compensation as set forth in Section 3.1(a);

Exhibit 10(iii)A(54)

(2)    the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, a single payment in an amount (the “Severance Amount”) in cash equal to one and one-half (1.5) times the sum of (A) the greater of the Executive’s base salary in effect on the Termination Date or at any time during the 90-day period prior to the Change in Control (“Base Salary”) and (B) the Bonus Amount;
(3)    If Executive elects continuation coverage under the Company's group medical plan following termination of his/her employment, the Company will pay Executive an amount equal to the Company's subsidy toward the cost of medical coverage for similarly-situated active employees enrolled in the same coverage in which the Executive was enrolled at the time of the Termination Date (the "COBRA Subsidy"), as reduced by any applicable withholding. The Company shall pay the COBRA Subsidy until the earliest of (a) the date Executive qualifies under another employer-sponsored medical plan, (b) the Executive's 65th birthday, or (c) the expiration of COBRA continuation coverage.
(4)    the Company shall pay in a single payment an amount in cash as if he had remained employed for an additional one and one-half (1.5) years (or until Executive’s 65th birthday, if earlier), which amount shall be equal to 1.5 times (A) the Executive's Base Salary; (B) the Executive's most recent Bonus Amount; and (C) the maximum amount of employee the Company contributions that could have been made on Executive’s behalf to the Acuity Brands, Inc. 401(k) Plan (assuming Executive participated in such plan at the maximum permissible contribution level) and the Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan (“SDSP”). For purposes of the SDSP, the Executive shall be credited with a contribution to the Supplemental Subaccount (but not the Matching Subaccount) and to the Make-Up Contribution Credit for such one and one-half (1.5) year period (to the extent Executive is eligible under the SDSP for each such contribution), provided that the requirements of the SDSP that the Executive have a Year of Service for each year and be employed on the last day of the year shall not apply to the eligibility to receive such contributions; and
(5)    the restrictions on any outstanding incentive awards (including restricted stock, restricted stock units and granted Performance Shares) granted to the Executive under the Company’s 2012 Omnibus Equity Incentive Plan or under any other long-term incentive plans or arrangements shall lapse and such incentive awards shall become one hundred percent (100%) vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and Performance Units granted to Executive shall become 100% vested.
c.The amounts provided for in Sections 3.1(a) and 3.1(b)(1), (2) and (4), shall be paid within twenty (20) days after the Executive’s Termination Date (and in no event later than March 15th of the year following the Termination Date) and all amounts shall be subject to applicable Federal, state and local tax withholding.
d.The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 3.1(b)(3).
3.2.Code Section 280G.
a.Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 3.2 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local

Exhibit 10(iii)A(54)

law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit payable to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"). "Net Benefit" shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.
b.The Covered Payments shall be reduced in a manner that maximizes the Executive's economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
c.Any determination required under this Section 3.2, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 3.2. The Company's determination shall be final and binding on the Executive.
d.It is possible that after the determinations and selections made pursuant to this Section 3.2 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 3.2 (“Overpayment”) or less than the amount provided under this Section 3.2 (“Underpayment”).
i.In the event that it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Executive's receipt of the Overpayment until the date of repayment.
ii.In the event that a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Executive until the payment date.
3.3.If, as a result of Executive’s termination of employment, Executive becomes entitled to compensation and benefits under this Agreement and under any Severance Agreement between Executive and the Company or under any severance plan provided by the Company, there shall be no duplication of benefits and Executive shall only be entitled to receive benefits under whichever agreement or plan provides Executive the greater aggregate amount. The Executive will be fully bound by all of the terms and conditions of the agreement under which he receives benefits. Except as provided in the preceding sentences, the severance pay and benefits provided for in Sections 3.1(a) and 3.1(b) shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program or arrangement for a termination of employment covered by such circumstances, except that if the severance pay of the type referenced in Section 3.1(b)(2) provided under such other plans, programs or arrangements is greater than the amount calculated under Section 3.1(b)(2), then that greater amount and not the amount under Section 3.1(b)(2) shall be paid.

Exhibit 10(iii)A(54)

To the extent applicable, this Agreement is intended to provide for compensation which satisfies the short-term deferral exemption under Treas. Reg. §1.409A-1(b)(4) and/or the separation pay exemption under Treas. Reg. §1.409A-1(b)(9). To the extent any benefits hereunder may be deferred compensation within the meaning of Section 409A, the Company shall have authority to take action, or refrain from taking any action, with respect to the payments of such benefits under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, the Company shall have the authority to delay the commencement of payments to “key employees” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to a date which is six months after the date of Executive’s Termination Date (and on such date the payments that would otherwise have been made during such six-month period shall be made) to the extent such delay is required under the provisions of Section 409A.
3.4.Notice of Termination. During the Covered Period, any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

3.5.Trade Secrets and Confidential Information, Non-Disparagement.
a.Executive agrees that he/she shall protect the Company’s and its affiliates’ Trade Secrets and Confidential Information and shall not disclose to any person or entity, or otherwise use or disseminate, except in connection with the performance of his/her duties for the Company, any Trade Secrets or Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company or its affiliates of such order or subpoena to provide the Company or its affiliates an opportunity to protect their interests. Executive’s obligations under this Section 3.5 shall apply during his/her employment and after his/her Termination Date, shall continue through any severance period, and shall survive any expiration or termination of this Agreement, so long as the information or material remains Confidential Information or a Trade Secret, as applicable.
b.Executive further confirms that during his/her employment with the Company, he/she has not and will not offer, disclose or use on Executive’s own behalf or on behalf of the Company, any information Executive received prior to employment by the Company which was supplied to Executive confidentially or which Executive should reasonably know to be confidential.
c.Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, or any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of Company to make any such reports or disclosures, and Executive is not required to notify Company that Executive has made such reports or disclosures.
d.Executive agrees that he/she will not make any disparaging statements or comments to any person or entity by any medium, whether oral or written, about Company, any of its affiliates or any of its respective officers, directors, employees, shareholders, agents, representatives or independent contractors. Nor shall Executive communicate to any person or entity by any medium, whether oral or written, any information harmful or adverse to Company, any of its affiliates or any of its respective officers,

Exhibit 10(iii)A(54)

directors, employees, shareholders, agents, representatives or independent contractors. Nothing in this section shall prevent Executive from providing truthful testimony pursuant to a lawful subpoena or other court order
4.Non-Competition, Non-Solicitation, Inventions.
4.1.Executive acknowledges and agrees that both during his/her employment and for twelve (12) months after the Termination Date, he/she has not and will not, directly or indirectly, engage in, provide, or perform any duties or services of the type conducted, authorized, offered, or provided by Executive in his/her capacity as an employee on behalf of the Company within the twelve (12) months prior to the Termination Date, on behalf of any person or entity (or in the case of an entity that is organized into divisions or units, any distinct division or operating unit of such entity) in the Territory that derives income from providing goods or services substantially similar to those which comprise the Company's Business.
4.2.Executive acknowledges and agrees that both during his/her employment and for twenty-four (24) months after the last day of his/her employment with the Company, Executive has not and will not directly or indirectly solicit Customers or Sales Agents with whom he/she had Material Contact for the purpose of providing goods and/or services competitive with the Company’s Business.
4.3.Executive acknowledges and agrees that both during his/her employment and for twenty-four (24) months after the last day of his/her employment with the Company, Executive has not and will not, directly or indirectly, whether on behalf of Executive or others, solicit, lure or attempt to hire away any of the Company's or its affiliates’ employees or agents. Notwithstanding the foregoing, this Section shall not prevent Executive from soliciting an employee or agent that has since discontinued all business dealings with the Company.
4.4.Executive does hereby assign to the Company the entire right, title and interest in any Invention which is or was made or conceived, either solely or jointly with others, during his/her employment with the Company. Executive attests that he/she has disclosed to the Company all such Inventions. Executive will, if requested, promptly execute and deliver to the Company a specific assignment of title for any such Invention and will at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention.
5.Successors; Binding Agreement.
5.1.This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. The term “the Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.
5.2.Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his/her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

Exhibit 10(iii)A(54)

6.Disputes, Legal Fees.
6.1.All claims by Executive for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by the Board or a Committee of the Board (the Board or such Committee is hereinafter referred to as the “Administrator”). Any denial by the Administrator of a claim for benefits under this Agreement shall be provided in writing to Executive within thirty (30) days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Administrator shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to request in writing that the Administrator reconsider the denial of the claim within sixty (60) days after notification by the Administrator that Executive’s claim has been denied.
6.2.If the Company involuntarily terminates Executive without Cause or Executive terminates his/her employment for Good Reason, then, in the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful to a significant extent in obtaining or enforcing any such rights or benefits through settlement, mediation, arbitration or otherwise, the Company shall promptly pay Executive’s reasonable legal fees and expenses and related costs incurred in enforcing this Agreement including, without limitation, attorneys fees and expenses, experts fees and expenses, and investigative fees. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.

Exhibit 10(iii)A(54)

7.Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
8.Non-Exclusivity of Rights. Except as otherwise specifically provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
9.Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
10.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
11.Indemnification. During the term of this Agreement and for a period of three (3) years after Executive’s termination, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law. During the Term and for a period of three (3) years, Executive shall be covered by any policy of directors’ and officers’ liability insurance maintained by the Company for the benefit of its then officers and directors.
12.Termination, Amendments and Modifications. This Agreement may be terminated, amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
13.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Fulton County in the State of Georgia.
14.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

Exhibit 10(iii)A(54)

15.Entire Agreement. This Agreement encompasses the entire agreement of the parties with respect to the subject matter hereto and supersedes all previous understandings and agreements between them with respect to the subject matter hereto, whether oral or written, except that the restrictive covenants in this Agreement shall not supersede any restrictive covenants set forth in any other agreement between the Company and Executive (“Other Restrictive Covenants”). To the extent that the Other Restrictive Covenants conflict with the provisions contained in this Agreement, the provisions that are more restrictive on Executive will control. The parties hereby acknowledge and represent, that they have not relied on any representation, assertion, guarantee, warranty, collateral contract or other assurance, except those set out in this Agreement, made by or on behalf of any other party or any other person or entity whatsoever, prior to the execution of this Agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

ACUITY BRANDS, INC.
By:	/s/ Vernon J. Nagel
Vernon J. Nagel
Chairman, President & Chief Executive Officer

EXECUTIVE
/s/ Karen J. Holcom
Karen J. Holcom

Exhibit 10(iii)A(54)

APPENDIX A
BENEFIT PLANS AND AGREEMENTS
(Applicable to the Extent Executive Participates in Such Plans and Agreements)

•	Management Cash Incentive Plan (or similar plan covering the Executive)

•	Supplemental Deferred Savings Plan (or similar plan covering the Executive)

•	Omnibus Stock Incentive Compensation Plan (or similar plan covering the Executive)

•	401(k) Plan (or similar tax qualified deferred compensation plan covering the Executive)